EXHIBIT 1

The undersigned agree that the Amendment No. 1 to Statement on Schedule 13D to which this Agreement is attached is filed on behalf of each one of them.

Date: November 30, 2005	/s/ Bruce Cohen
Bruce Cohen

/s/ Jodie Glickman
Jodie Glickman

/s/ Laura Miller
Laura Miller